Exhibit 10.48

CAPNIA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 15, 2015, (the “Effective Date”) by and between Capnia, Inc. (the “Company”), and Kristen Yen (“Executive”).

1.Duties and Scope of Employment.

(a)Positions and Duties.  This employment agreement between the Executive and the Company will commence on May 15, 2015 (the “Start Date”).  Executive will serve as Vice President, Clinical & Regulatory Affairs of the Company.  Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to her by the Company’s Board of Directors (the “Board”).  The Board may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)Obligations.  During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote substantially all of her business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect her ability to perform her duties and obligations hereunder.

2.At-Will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice.  Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company.  However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.Term of Agreement.  This Agreement will have an initial term running from the Effective Date through the first anniversary of the Start Date (the “Initial Term”).  On the first anniversary of the Start Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least thirty (30) days prior to the date of automatic renewal.  If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

4.Compensation.

(a)Base Salary.  During the Employment Term, the Company will pay Executive an annual salary of $215,000 as compensation for her services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.  Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)Annual Bonus.  Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or its compensation committee (the “Committee”), including eligibility for a bonus of up to twenty five percent (25%) of Executive’s Base Salary, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”).  Any earned bonus will be paid in the next regular payroll period after the Board or the Committee determines that it has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3”1) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

(c)Equity.  Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or the Committee will determine in its discretion within Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

7.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.Severance.  If the Company, after at least one year of service, terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company and subject to Section 9 below, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:

(a)continuing payments of severance pay in accordance with the Company’s normal payroll policies at a rate equal to Executive’s Base Salary rate, as then in effect, for: (x) six (6) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs from today to three (3) months before a Change in Control of the Company, or (y) twelve (12) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company;

(b)if such termination or resignation occurs three (3) months prior to, or six (6) months following, a Change in Control of the Company, then one hundred percent (100%) of any Equity Awards held by Executive as of the date of such termination without Cause or resignation for Good Reason shall immediately vest and become fully exercisable (to the extent applicable);

(c)if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company, then Executive shall receive fifty percent (50%) of the Target Bonus for the year in which Executive was terminated without Cause or resigned for Good Reason; and

(d)if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive on the last day of each month after her employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for a period ending (x) three (3) months, if such termination or resignation occurs from today to three (3) months before a Change in Control of the Company, or (y) six (6) months from the date of such termination or resignation occurs within three (3) months prior to, or six (6) months following a Change of Control of the Company; provided, that such coverage shall end upon such earlier date that Executive and/or Executive’s eligible dependents become covered under similar plans.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefit described in this Section 8(b) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of within Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (A) the date upon which Executive obtains other employment or (B) the date the Company has paid an amount equal to three (3) or six (6) payments, per the terms of this agreement.  For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

9.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims.  The payment of any severance set forth in Section 8 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment and such agreement becoming effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”).  In no event will severance payments be paid or provided until the release actually becomes effective.  Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or if later, such time as required by Section 9(c).  Except as required by Section 9(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following her separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in the Agreement.

(b)Confidential Information Agreement.  Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of her Confidential Information Agreement (as defined in Section 12).

(c)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of her termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following her separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following her separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Any severance payment that satisfies the requirements of the “short-
term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein.  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(iv)For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.Definitions.

(a)Cause.  For purposes of this Agreement, “Cause” means: (i) Executive’s act of personal dishonesty in connection with her responsibilities as an employee that is intended to result in Executive’s substantial personal enrichment; (ii) Executive being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (y) any felony; (iii) Executive’s gross misconduct; (iv) Executive’s willful and continued failure to perform the duties and responsibilities of her position after there has been delivered to Executive a written demand for performance from the Company that describes the basis for the Company’s belief that Executive has not substantially performed her duties and of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:

(i)delivered in full, or

(ii)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

11.Confidential Information.  Executive confirms her continuing obligations under the Company’s standard At-Will Employment, Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) dated on or about the date hereof.

12.Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, within by purchase, merger or otherwise,

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CAPNIA, INC.

By: /s/ Anish Bhatnagar	Date: December 7, 2016

Anish Bhatnagar, MD

Chief Executive Officer

EXECUTIVE:

By: /s/ Kristen Yen	Date: December 7, 2016

Kristen Yen

[SIGNATURE PAGE TO KRISTEN YEN EMPLOYMENT AGREEMENT]